Unity Bancorp, Inc.
64 Old Highway 22
Clinton, NJ 08809
800-618-BANK
www.unitybank.com
NewsNewsNewsNewsNews

For Immediate Release:

August 26, 2016
News Media & Financial Analyst Contact:
Alan Bedner, EVP
Chief Financial Officer
(908) 713-4308

Unity Bancorp Declares 25% Increase in Cash Dividend and a 10% Stock Dividend

Clinton, NJ - Unity Bancorp, Inc. (NASDAQ: UNTY), parent company of Unity Bank, announced that its Board of Directors has declared a 25 percent increase in its cash dividend from $0.04 per common share to $0.05 per common share. Such dividend is payable on September 29, 2016, to shareholders of record as of September 13, 2016.

In addition the Board of Directors declared a 10 percent stock dividend payable on September 30, 2016 to shareholders of record as of September 15, 2016.

James A. Hughes, President and CEO stated, “Unity’s 25th anniversary is September 13th and the Board of Directors and Management wish to reward its loyal shareholders with a larger dividend payment.”

Unity Bancorp, Inc. is a financial service organization headquartered in Clinton, New Jersey, with approximately $1.1 billion in assets and $912 million in deposits. Unity Bank provides financial services to retail, corporate and small business customers through its 15 retail service centers located in Hunterdon, Middlesex, Somerset, Union and Warren Counties in New Jersey and Northampton County, Pennsylvania. For additional information about Unity, visit our website at www.unitybank.com, or call 800- 618-BANK.
This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance. These statements may be identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company’s control and could impede its ability to achieve these goals. These factors include those items included in our Annual Report on Form 10-K under the heading “Item IA-Risk Factors” as well as general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, our ability to manage and reduce the level of our nonperforming assets, and results of regulatory exams, among other factors.